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FORM 3





                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person / 2.  Date of Event Requiring    / 4. Issuer Name and Ticker or Trading Symbol
                                         /     Statement (Month/Day/Year) /
                                         /                                /     ITEX CORPORATION
 HUMER,           LEWIS           A      /           06/15/99             /     (ITEX)
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     (Last)      (First)      (Middle)   / 3.  IRS or Social Security     / 5. Relationship of Reporting  / 6. If Amendment,
                                         /     Number of Reporting Person /    to Issuer                  /    Date of Original
 C/O ITEX CORPORATION                    /     (Voluntary)                /    (Check all applicable)     /    (Month/Day/Year)
 3400 COTTAGE WAY                        /                                /    __ Director  ___ 10% Owner /
---------------------------------------- /                                /    xx Officer   ___ Other     / ------------------------
        (Street)                         /                                /   (give title (Specify below) / 7. Individual or
                                         /                                /   below)                      /    Joint/Group
                                         /                                /                               /    Filing (Check
                                         /                                / CHIEF OPERATING OFFICER       /    applicable line)
                                         /                                /                               /    X Form filed by One
                                         /                                /                               /      Reporting Person
                                         /                                /                               /    _ Form filed by More
                                         /                                /                               /      than One Reporting
SACRAMENTO,            CA       95825    /                                /                               /      Person
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(City)              (State)     (Zip)    /                      Table 1 - Non-Derivative Securities(Beneficially Owned
                                         /
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1.  Title of Security (Instr. 4)         / 2. Amount of Securities        / 3. Ownership Form:  Direct (D)/ 4. Nature of Indirect
                                         /    Beneficially Owned          /    Indirect (I) (Instr. 5)    /    Beneficial Ownership
                                         /    (Instr. 4)                  /                               /    (Instr. 5)
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 COMMON STOCK                                     100,000                                 D                        N/A
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Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or indirectly. (Over)

Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


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1.  Title of     2. Date Exercisable    3. Title and Amount   4. Conversion or    5.  Ownership Form of    6. Nature of Indirect
    Derivative      and Expiration         of Securities         Exercise Price       Derivative Security:    Beneficial Ownership
    Security        (Month/Day/Year)        Underlying            Derivative           Direct (D) or           (Instr. 5)
    (Instr. 4)                              Derivative            Security             Indirect (I)
                                             Security                                   (Instr. 5)
                                            (Instr. 4)
                 -------------------------------------------
                                                     Amount or
                    Date     Expiration              Number of
                 Exercisable    Date      Title        Shares
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OPTIONS TO        IMMED.       07/27/09   COMMON       50,000        $0.75                    D                    N/A
PURCHASE COMMON                           STOCK
STOCK
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OPTIONS TO        IMMED.       02/21/05   COMMON      100,000        $1.50                    D                    N/A
PURCHASE COMMON                           STOCK
STOCK
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OPTIONS TO        IMMED.       07/25/03   COMMON      200,000        $0.75                    D                    N/A
PURCHASE COMMON                           STOCK
STOCK
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OPTIONS TO        IMMED.       06/01/09   COMMON       10,000        $0.75                    D                    N/A
PURCHASE COMMON                           STOCK
STOCK
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Explanation of Responses:




**Intentional  misstatements or omissions of facts  constitute  Federal Criminal    /s/ LEWIS HUMER                     02/01/01
Violations.   See  18  U.S.C.  1001  and  15  U.S.C.  78ff(a).                      -------------------------------    -------------
                                                                                    **Signature of Reporting Person    Date

Note:File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure. Page 2

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